SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT
TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (date of earliest event reported)         February 8, 2007

BLACKSANDS PETROLEUM, INC.
(Exact name of Registrant as specified in its charter)

Nevada	000-51427	20-1740044
(State or other jurisdiction of incorporation or organization)	(Commission File number)	(IRS Employer Identification No.)

Suite 1250, 645 7th Avenue SW, Calgary, Alberta Canada T2P 4G8
(Address of principal executive offices) (Zip Code)

(403) 870-2220
(Registrant’s Telephone Number, Including Area Code)

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(Former Name, Address and Fiscal Year, If Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation for the registrant under any of the following provisions (see General Instruction A.2. below):

□ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

□ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

□ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

□ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.    Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

(c) On January 23, 2007, our Board of Directors by unanimous written consent in lieu of a meeting, appointed Richard Wilson as a director to hold office until our next annual meeting of shareholders and to serve until his successor is duly elected and qualified, or until his earlier resignation or removal. On February 8, 2007, Mr. Wilson consented to this appointment and joined Darren R. Stevenson and Bruno Mosimann as our third director on our Board of Directors.

Mr. Wilson, 49, has been in the mining and natural resource industry for over twenty years. Since 2006, Mr. Wilson has been the President of Regent Ventures Ltd., a company engaged in the acquisition, exploration and development of mineral resource properties. Regent Ventures currently has an active drilling project in Nevada and is also involved in the oil and gas industry in Poland. Prior to serving as its President, Mr. Wilson was a director of Regent Ventures from 1993 to 2006. Mr. Wilson also served as the President of Emerson Explorations/GBS Gold International Inc. from 1998 to 2006, during which time that company raised over $62 million dollars to acquire and develop two publicly trading Australian gold mines. Mr. Wilson attended Cariboo College and Simon Frasier University in British Columbia, Canada.

Mr. Wilson is not related to any of the other of our directors or officers. During the last two years, there have been no transactions, or proposed transactions, to which we were or are a party, in which Mr. Wilson had or is to have a direct or indirect material interest.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

BLACKSANDS PETROLEUM, INC.

Dated: February 13, 2007	By:	/s/ Darren R. Stevenson
Name: Darren R. Stevenson Title: President and Chief Executive Officer